As filed with the Securities and Exchange Commission on December 1, 2022

Registration Nos. 333-267635

333-259746

333-248900

333-233955

333-198979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-267635

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-259746

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-248900

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-233955

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-198979

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Applied Genetic Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-3553710
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

14193 NW 119th Terrace, Suite 10

Alachua, Florida 32615

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (386) 462-2204

Applied Genetic Technologies Corporation 2001 Stock Option Plan

Applied Genetic Technologies Corporation 2011 Stock Incentive Plan

Applied Genetic Technologies Corporation 2013 Equity and Incentive Plan

Applied Genetic Technologies Corporation 2013 Employee Stock Purchase Plan

(Full titles of plans)

Susan B. Washer

President and Chief Executive Officer

Applied Genetic Technologies Corporation

14193 NW 119th Terrace, Suite 10

Alachua, Florida 32615

(386) 462-2204

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stacie S. Aarestad, Esq. Hemmie Chang, Esq. Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210 Telephone: (617) 832-1000 Telecopy: (617) 832-7000	Susan B. Washer President and Chief Executive Officer Applied Genetic Technologies Corporation 14193 NW 119th Terrace, Suite 10 Alachua, Florida 32615

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Applied Genetic Technologies Corporation, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-267635, filed with the SEC on September 27, 2022, registering 2,038,281 Shares issuable pursuant to the 2013 Equity and Incentive Plan;

•	Registration Statement No. 333-259746, filed with the SEC on September 23, 2021, registering 1,711,766 Shares issuable pursuant to the 2013 Equity and Incentive Plan;

•	Registration Statement No. 333-248900, filed with the SEC on September 18, 2020, registering 1,031,743 Shares issuable pursuant to the 2013 Equity and Incentive Plan;

•	Registration Statement No. 333-233955, filed with the SEC on September 26, 2019, registering 3,146,140 Shares issuable pursuant to the 2013 Equity and Incentive Plan;

•

Registration Statement No. 333-198979, filed with the SEC on September 26, 2014, registering 2,929,547 Shares, consisting of: (i) 57,825 Shares issuable upon exercise of then-outstanding stock options pursuant to the 2001 Stock Option Plan, (ii) 653,960 Shares issuable upon exercise of then-outstanding stock options pursuant to the 2011 Stock Incentive Plan, (iii) 489,364 Shares issuable upon exercise of then-outstanding stock options pursuant to the 2013 Equity and Incentive Plan, (iv) 1,599,827 Shares issuable pursuant to the 2013 Equity and Incentive Plan, and (v) 128,571 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan.

On November 30, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 23, 2022, by and among the Registrant, Alliance Holdco Limited, a private limited company organized under the laws of England and Wales (“Parent”), and Alliance Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining Shares registered by the Registrant pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on November 30, 2022.

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Name: Susan B. Washer
Title: Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.